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                                                                      EXHIBIT 11

                            ACT MANUFACTURING, INC.


               Computation of Net Income (Loss) Per Common Share

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          1998        1997
                                                                       -----------  ---------
BASIC NET INCOME (LOSS) PER COMMON SHARE:
  Net income (loss) as reported.....................................      $(1,126)     $3,361
  Weighted average number of common shares outstanding:
     Common Stock...................................................        9,062       8,816
                                                                          -------      ------
     Basic net income (loss) per common share.......................      $ (0.12)     $  .38
                                                                          =======      ======

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
  Net income (loss) as reported.....................................      $(1,126)     $3,361
  Weighted average number of common shares outstanding:
     Common Stock...................................................        9,062       8,816
     Effect of stock options........................................           --         311
                                                                          -------      ------
        Total.......................................................        9,062       9,127
                                                                          -------      ------
     Diluted net income (loss) per common share.....................      $ (0.12)     $  .37
                                                                          =======      ======

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